                                                                     Exhibit 12

                     BROWNING-FERRIS INDUSTRIES, INC.
                              AND SUBSIDIARIES
            Computation of Ratio of Earnings to Fixed Charges
                               (Unaudited)

                      (Dollar Amounts in Thousands)


                                                         Six Months
                                                       Ended March 31,
                                                    ---------------------
                                                      1997         1996
                                                    --------     --------
Earnings Available for Fixed Charges:

  Income before minority interest
    and extraordinary item                          $147,693     $150,486
  Income taxes                                        98,462      100,323
                                                    --------     --------
  Income before income taxes, minority
    interest and extraordinary item                  246,155      250,809
  Consolidated interest expense                       92,329       87,845
  Interest expense related to
    proportionate share of 50% owned
    unconsolidated affiliates                         18,743       10,569
  Portion of rents representing the
    interest factor                                   17,485       17,105
  Less-Equity in earnings of affiliates
    less than 50% owned                                1,640        1,525
                                                    --------     --------
          Total                                     $373,072     $364,803
                                                    ========     ========
Fixed Charges:
  Consolidated interest expense and
    interest costs capitalized                      $ 97,938     $ 95,985
  Interest expense and interest costs
    capitalized related to proportionate
    share of 50% owned unconsolidated
    affiliates                                        18,743       11,210
  Portion of rents representing the
    interest factor                                   17,485       17,105
                                                    --------     --------
          Total                                     $134,166     $124,300
                                                    ========     ========
Ratio of Earnings to Fixed Charges                      2.78         2.93
                                                    ========     ========